EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 (333-283522) of our report dated April 28, 2025, relating to the consolidated financial statements of MicroAlgo Inc. (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the years ended December 31, 2024 and 2023.

/s/ Onestop Assurance PAC

Singapore

April 28, 2025